Exhibit 5.1

50 West Liberty Street, Suite 750
Reno, Nevada 89501	A Professional
Main 775.323.1601	Law Corporation
Fax 775.348.7250

October 27, 2021

Vintage Wine Estates, Inc.

937 Tahoe Boulevard, Suite 210

Incline Village, NV 89451

Re: Vintage Wine Estates, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Vintage Wine Estates, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed on even date herewith by the Company with the Securities and Exchange Commission. The Registration Statement relates to the resale from time to time of up to an aggregate of 10,000,000 shares (the “Secondary Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), by Wasatch Small Cap Growth Fund and Wasatch Ultra Growth Fund. We have been advised that the Secondary Shares were issued pursuant to (i) the Subscription Agreement, dated April 22, 2021 by and between the Company (formerly known as Bespoke Capital Acquisition Corp.) and Wasatch Funds Trust for Wasatch Ultra Growth Fund, and (ii) the Subscription Agreement, dated April 22, 2021 by and between the Company (formerly known as Bespoke Capital Acquisition Corp.) and Wasatch Funds Trust for Wasatch Small Cap Growth Fund.

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Based upon such examination, it is our opinion that the Secondary Shares have been duly authorized by all requisite corporate action on the part of the Company and are validly issued, fully paid and non-assessable.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement. In connection with this opinion, we have relied on oral or written statements and representations of officers or other representatives of the Company and others. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

Vintage Wine Estate, Inc.

October 27, 2021

Page Two

This opinion is given as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

PARSONS BEHLE & LATIMER

/s/ Parsons Behle & Latimer